                                                                    EXHIBIT 10.6

                           EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT made and entered into as of April 1st, 2006 ("Effective Date"), by and between NI) FUSION, INC., a New York corporation, with offices at 901 Fuhrmann Boulevard, Buffalo, NY 14203 ("FUSION") and ROSHAN JACHUK, an individual with an address located at 4 Wellington Drive, Massena, New York 13662 ("INVENTOR") and NANODYNAMICS, INC., a Delaware corporation with offices at 901 Fuhrmann Boulevard, Buffalo, NY 14203 ("GUARANTOR").

     WHEREAS, INVENTOR is the inventor and exclusive owner of all right, title, and interest in and to Certain inventions and intellectual property associated therewith pertaining to (i) the design of a rotating tube reactor and similar systems useful for process intensification, (ii) the process of operating and using such reactors and systems to synthesize complex organic and inorganic molecules, and (iii) unique compositions of matter resulting from such process, all as more particularly disclosed in Exhibit A to this Agreement ("Intellectual Property");

     WHEREAS, FUSION desires to obtain a license of the Intellectual Property and a license of any Improvements (as defined below) upon the terms and conditions hereinafter set forth; and

     WHEREAS, INVENTOR desires that GUARANTOR guarantee FUUSION'S performance under this Agreement.

     NOW, THEREFORE, in consideration of the undertakings herein contained and other goods and valuable consideration, the receipt of which is hereby acknowledged by all parties hereto, FUSION, INVENTOR and GUARANTOR agree as follows:

1.   DEFINITIONS

     1.1 AFFECTED MATERIALS - shall mean any and all materials whether powder, liquid or solid, consisting of a composition of matter or utilizing in its method of production one or more claims covered by the Intellectual Property, Patent Rights or any Improvements.

     1.2 AFFECTED PROCESSES - shall mean any and all processes or methods of use covered by the Intellectual Property, Patent Rights or any Improvements.

     1.3 AFFECTED PRODUCTS - shall mean any and all devices or components covered by the intellectual Property, Patent Rights or any Improvements.

     1.4 AFFILIATE - shall mean any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. The term control (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the


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direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

     1.5 LICENSED PATENTS - shall mean all of the following:

          (a) any U.S. patent applications and patents incorporating the Intellectual Property or Improvements, and any divisional, continuation, continuation-in-part applications related thereto and the resulting patents therefrom;

          (b) any patents resulting from reissues or reexaminations of the United States patents described in (a) above;

          (c) any PCT patent application, foreign patent applications, and patents incorporating the Intellectual Property or Improvements, and any divisional, continuation, continuation-in-part applications related thereto and the resulting patents therefrom; and

          (d) any foreign patents resulting from foreign procedures equivalent to U.S. reissues and reexaminations of the foreign patents described in (c) above.

     1.6 IMPROVEMENTS -- shall mean any and all new and useful processes, compositions of matter, devices, or methods of use first conceived, reduced to practice or developed during the term of this Agreement by INVENTOR that:

          (i) constitute a new composition of matter resulting from the operation or use of the Affected Products or Affected Processes,

          (ii) constitute a new design of a device or component for process intensification,

          (iii) increase the performance, operation, efficacy or safety of the Affected Materials, Affected Processes, or Affected Products,

          (iv) reduce the cost of manufacture of the Affected Materials or Affected Products, or

          (v) otherwise relate to the manufacture or use of the Affected Materials or Affected Products or the practice of any method claimed in any of the patents and/or patent applications within the Licensed Patents.

     1.7 NET SALES - shall mean the invoice price to customers of FUSION for sales of the Affected Materials or Affected Products in the ordinary course of business, as recorded as "net sales" for purposes of FUSION's audited financial statements prepared in accordance with GAAP, less deductions from such invoice price for:

          (i) refunds actually allowed or taken for rejected or returned Affected Materials or Affected Products,


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          (ii) excise, use, value added and sales taxes to the extent included in the amounts invoiced,

          (iii) customs, duties and other imposts, to the extent included in the amounts invoiced,

          (iv) quantity discounts, actually allowed or taken,

          (v) credits on account of retroactive price reductions, actually allowed or taken,

          (vi) promotional dollars and sales commissions that effectively reduce the price paid by FUSION's customers for the Affected Materials or Affected Products,

          (vii) cost of insurance, billed to and paid by the customer,

          (viii) cost of shipping and transportation, billed to and paid by the customer, and

          (ix) rebates required by government rule, regulation, program or fiat, to the extent that any such rebates may be paid or allowed by FUSION

     1.8 QUARTERLY PERIOD - shall mean a three (3) month period, the first of which starts on the Effective Date.

     1.9 THIRD PARTY - means any person or entity other than a party to this Agreement.

2.   GRANT

     2.1 Subject to the terms and conditions of this Agreement, INVENTOR hereby grants to FUSION for the Term of this Agreement, the right and worldwide exclusive license to use or sublicense the Intellectual Property, Patent Rights and Improvements with respect to the Affected Materials, Affected Process and Affected Products, and to make, have made, use and sell the Affected Materials and Affected Products and to practice under the Licensed Patents. FUSION may sublicense some or all of its interest in the Intellectual Property, Patent Rights or Improvements to any Affiliate but only if the Affiliate agrees to be bound by the terms of this Agreement on the same terms and conditions as applicable to FUSION.

     2.2 INVENTOR shall from time to time promptly provide FUSION with detailed information relative to Intellectual Property and Improvements. Any and all Improvements shall be automatically included in the definition of Intellectual Property and included in the license granted under this Agreement.

3.   PAYMENTS AND ROYALTIES

     3.1 In exchange for the rights conveyed by INVENTOR to FUSION under this Agreement, and except as provided in Section 3.2 herein, FUSION shall pay to
INVENTOR:


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          (i) an warrant issued by GUARANTOR providing rights for a period of five (5) years to acquire up to TWENTY THOUSAND (20,000) shares of common stock of GUARANTOR at an exercise price of $6.50;

          (ii) a royalty on all sublicensing fees, payments and royalties ("Fees") received by FUSION with respect to any sublicense of any Affected Products, Affected Processes or Affected Materials to independent third parties equal to fifteen percent (15%) of cumulative Fees;

          (iii) a royalty, on sales of Affected Materials equal to five percent (5%) of Net Sales of Affected Materials; and

          (iv) a royalty, on sales of Affected Products equal to seven and five-tenths percent (7.5%) of Net Sales of Affected Products.

In any sale of an end product by FUSION incorporates Affected Materials or Affected Products, Net Sales of Affected Materials or Affected Products shall be the amount that FUSION would charge to a Third Party for the Affected Materials or Affected Products incorporated into the end product if sold on a stand-alone basis.

     3.2 FUSION's obligation to pay under Section 3.1 shall commence on the date hereof and ending on the tenth anniversary of this Agreement; provided, however, that this Agreement shall continue thereafter until expiration of the Licensed Patents in any and all countries (unless this Agreement is terminated sooner as provided herein).

     3.3 The Affected Materials or Affected Products shall be considered sold when FUSION receives payment from its customer or sublicensee. Suitable adjustments may be made to sales records when the Affected Materials or Affected Products are returned and credit is given to the customer.

     3.4 FUSION shall produce a report ("Royalty Report") setting forth in reasonable detail the calculation of the royalties payable to INVENTOR for each Quarterly Period.

     3.5 FUSION shall deliver to INVENTOR on or before the last day of each month following the end of each Quarterly Period in which the Affected Materials or Affected Products are sold or sublicensed, a Royalty Report for such Quarterly Period. Such Royalty Report shall be treated as confidential information of FUSION subject to Section 9 of this Agreement.

     3.6 Royalty payments due hereunder shall be paid and delivered to INVENTOR on or before the last day of each month following the end of each Quarterly Period.

     3.7 Royalty payments shall be made in United States dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Citibank, New York, New York on the date of payment by the customer or sublicensee to FUSION.

     3.8 No royalty is due if the Affected Materials or Affected Products are given away as samples to promote sales of the Affected Materials or Affected Products.


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     3.9 FUSION may offset against all royalty payments owing on Net Sales of
Affected Materials any and all amounts paid by FUSION or GUARANTOR to Clarkson University with respect to such Affected Materials under the terms of GUARANTOR'S license with Clarkson University relating to the synthesis of metal powders and flakes.

     3.10 FUSION shall have the option at any time during this Agreement to purchase from INVENTOR all right, title and interest in and to the Intellectual Property, Licensed Patents and Improvements for a purchase price of FIFTEEN MILLION DOLLARS ($15, 000,000).

4.   UNDERTAKINGS AND GUARANTEE

     4.1 FUSION shall use commercially reasonable efforts to bring the Intellectual Property to market as soon as practicable, consistent with sound and reasonable business practice and judgment.

     4.2 FUSION shall establish and maintain a research, development and demonstration facility within twenty (20) miles of Clarkson University to advance the Intellectual Property commencing within six (6) months after the Effective Date and continuously thereafter for a minimum period of three (3) years.

     4.3 FUSION shall retain INVENTOR as a consultant pursuant to the form of Consulting Agreement attached as Exhibit B for a minimum period of three (3) years after the Effective Date.

     4.4 GUARANTOR guarantees by way of continuing obligation to INVENTOR as primary obligor, and not merely as surety, the due performance by FUSION of all of its obligations under this Agreement.

     4.5 During the term of this Agreement, provided INVENTOR is capable and willing, INVENTOR shall be elected to serve as a member of the Board of Directors of FUSION.

5.   RECORDS AND INSPECTION

     5.1 FUSION shall maintain accurate books and records that enable the calculation of royalties payable hereunder to be verified. FUSION shall retain the books and records for each Quarterly Period for three (3) years after the submission of the corresponding Royalty Report.

     5.2 INVENTOR or its agents, such as an independent royalty investigator or accountant, shall have the right once per calendar year, upon reasonable notice, to inspect FUSION's books and records during FUSION's normal business hours at mutually agreed times for the sole purpose of verifying the accuracy of FUSION's royalty payments and compliance with Section 3.1 of this Agreement. Any such inspection shall be at INVENTOR's expense. In no event shall INVENTOR have the right to inspect information with respect to FUSION's products other than the Affected Materials and Affected Products, cost for materials, pricing formulae, or percentages of mark-up.


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

     5.3 In the event that such inspection demonstrates an underpayment by FUSION to INVENTOR, FUSION shall promptly pay to INVENTOR the underpayment plus interest from the date such amount was due at the prime rate reported by the Citibank, New York, New York.

6.   REPRESENTATIONS AND WARRANTIES

     INVENTOR represent and warrant that:

          (i) INVENTOR is the sole inventor and exclusive owner of the entire right, title and interest in and to the Intellectual Property and no other party, including Clarkson University, has any right to practice, or ownership interest in, the Intellectual Property;

          (ii) there are no outstanding liens, encumbrances, Third Party rights, agreements, understandings, or claims of any kind whatsoever, either written, oral or implied, regarding the Intellectual Property that are inconsistent or in conflict with any provision of this Agreement;

          (iii) INVENTOR has the right and power to enter into this Agreement and the authorization, execution or delivery of this Agreement does not require any Third Party consent or approval;

          (iv) INVENTOR is able, and has not admitted in writing its inability, to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction; and

          (v) there is no threatened or pending legal action against INVENTOR with respect to the Intellectual Property.

7.   PATENT PROSECUTION

     7.1 FUSION shall apply for and shall diligently seek prompt issuance of and maintain during the term of this Agreement the Licensed Patents in the United States and in such foreign countries as may be designated by FUSION in a written notice to INVENTOR within a reasonable time in advance of the required foreign filing dates. FUSION shall have the right, in its sole discretion, to decide what portion of the Intellectual Property to retain as trade secrets or to file for patent protection. All patent applications shall list FUSION and INVENTOR as co-owners. FUSION shall provide INVENTOR with copies of patent applications and substantive responses to office actions prior to filing of the same in relevant patent offices and shall advise INVENTOR regarding national and regional patent filings and maintenance of the same. If FUSION elects not to pursue such patent prosecution filing and maintenance as INVENTOR deems appropriate, then INVENTOR may elect to do so at his own expense and FUSION agrees to cooperate with INVENTOR in such undertakings.


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

     7.2 All fees and costs, including attorneys` fees, relating to the filing, prosecution and maintenance of the Licensed Patents incurred after the date of this Agreement shall be the responsibility of FUSION.

     7.3 If FUSION elects to pursue a patent prosecution filing and maintenance under Section 7.1, INVENTOR agrees to cooperate fully in the preparation, filing, prosecution, defense, and maintenance of such patent, including but not limited to executing all papers and instruments so as to enable FUSION to apply for, to prosecute, to defend, and to maintain such patent and the applicable patent application.

8.   INFRINGEMENT

     8.1 If either party shall determine that there is a probable infringement of any of the Intellectual Property by a Third Party, that party shall promptly notify the other party in writing of the infringement.

     8.2 FUSION, on discovery or notification of such infringement, shall, with reasonable promptness, refer the matter to its intellectual property counsel to perform an infringement evaluation and determine the likelihood of success on the merits of an infringement claim. At its option and its expense, INVENTOR may retain its own intellectual property counsel to conduct an independent evaluation or to consult with FUSION's intellectual property counsel regarding the evaluation under a suitable joint privilege agreement.

     8.3 If FUSION determines that the facts pertaining to infringement and the likelihood of success of any action warrants taking legal action against an infringer, FUSION shall advise INVENTOR in writing of such determination prior to taking any legal action. If FUSION determines that the facts pertaining to infringement and the likelihood of success of any action do not warrant taking legal action, it shall so advise INVENTOR. If FUSION decides not to pursue legal action, INVENTOR shall have the option to elect to bring an infringement action at its own cost and expense. If FUSION decides not to bring litigation for patent infringement, INVENTOR shall not hold FUSION liable for lack of infringement litigation.

     8.4 The parties agree to fully cooperate with and assist each other in any infringement action under the Intellectual Property. If one party brings an infringement action against a Third Party ("Litigating Party"), the other party, in order to assist in bringing and maintaining the suit, shall: (i) join as a party, if necessary to the maintenance of the infringement action; (ii) grant all lawful permissions and sign all lawful documents necessary in the Litigating Party's judgment to prosecute the action; and (iii) give all truthful testimony requested by the litigating party.

     8.5 If any infringement action taken shall prove successful and the Litigating Party shall collect monies by judgment or settlement, and provided the other party complies with Section 8.4, the Litigating Party shall: (i) deduct its intellectual property counsel fees and other reasonable expenses attendant to such action, including without limitation expert fees; and (ii) then shall pay to the other party twenty-five (25%) percent of the balance of monies collected by judgment or settlement.

     8.6 Neither party may settle an infringement claim without the prior approval of the other party if such settlement would affect the rights of the other party in the Licensed Patents.


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


9.   TERM, BREACH, AND TERMINATION

     9.1 Except as herein provided, this Agreement shall remain in full force and effect until the last claim of any patent included in the Licensed Patents expires.

     9.2 If FUSION fails to perform any one or more of its material obligations required by this Agreement and shall not remedy the same within ninety (90) days after receipt of written notice by INVENTOR specifying the details of the alleged breach, or if GUARANTOR shall discontinue business, become insolvent, have a receiver appointed, go into liquidation, or be the subject of any bankruptcy proceeding that is instituted and not dismissed within thirty (30) days, then INVENTOR shall have the option to terminate this Agreement.

     9.3 FUSION may terminate this Agreement at any time upon sixty (60) days prior written notice.

     9.4 No termination under Sections 9.2 or 9.3 shall relieve any party from any existing obligation under this Agreement prior to termination, including without limitation the obligation to pay royalties. No termination of this Agreement shall result in a termination of any sublicense (other than a sublicense to an Affiliate) if the sublicensee is not in default under the sublicense agreement and agrees to perform all of the obligations of FUSION to INVENTOR under this Agreement. Termination of this Agreement shall result in the immediate termination of FUSION'S undertakings and obligations under Sections 4.1, 4.2 and 4.3.

10.  CONFIDENTIAL INFORMATION

     10.1 Unless agreed to in advance and in writing, INVENTOR agrees not to disclose any confidential or proprietary information from FUSION or GUARANTOR relating to the Intellectual Property or business information relating to the Affected Materials, Affected Processes or Affected Products, including without limitation information regarding the quantity or Net Sales of the Affected Materials or Affected Products, sublicense terms or Fees, costs, pricing or customer information ("the Confidential and Proprietary Information"). INVENTOR hereby agrees to exert its best efforts, equivalent to the protection given to his own confidential information, to prevent delivery or disclosure of the Confidential and Proprietary Information to any Third Party without first obtaining FUSION's written consent to the delivery or disclosure.

     10.2 The obligations of nondisclosure as set forth in Section 10.1 of this Agreement will not apply to any portion of the information that:

          (i) becomes public or is received by the recipient from a Third Party not bound by a similar obligation of secrecy; or

          (ii) is required to be disclosed by law or applicable government regulations.

     10.3 In the event a court of competent jurisdiction orders INVENTOR to disclose all or part of the Confidential and Proprietary Information, INVENTOR shall promptly notify FUSION of same, and the parties shall cooperate in seeking a protective order or other reasonable assurances that the confidentiality of such information will be maintained. If FUSION is unable to obtain a protective order or other appropriate remedy, INVENTOR will disclose only that portion of


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the Confidential and Proprietary Information as is necessary to be in compliance with the court's order.

11.  MISCELLANEOUS

     11.1 Captions and section headings are used for convenience of reference only and are not part of this Agreement and may not be used in construing it.

     11.2 The WHEREAS clauses as set forth above are incorporated herein by reference into and are part of this Agreement.

     11.3 This Agreement may be executed in several counterparts, each of which will be deemed an original and such counterparts will together constitute and be one and the same instrument.

     11.4 This Agreement shall be subject to and construed according to the laws of the State of New York without regard to conflicts of laws with any other jurisdiction. Any litigation arising out of or relating to this Agreement shall be brought in the state or federal courts located in Buffalo, New York, as appropriate, and the parties expressly consent and agree to personal jurisdiction and venue in these courts.

     11.5 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties. This Agreement may not be assigned by INVENTOR without the prior written consent of FUSION.

     11.6 If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, such provision will be deemed amended to conform to such laws or regulations without materially altering the intention of the parties or it will be stricken and the remainder of this Agreement will remain in full force and effect. In the event that any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

     11.7 Each party further agrees that no failure or delay by the non-breaching party, its agents or representatives, in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof unless expressed in writing, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

     11.8 This document constitutes the full understanding of the parties and a complete and exclusive statement of the terms of their agreement, and no terms, conditions, usage of trade, course of dealing, understanding or agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound. This Agreement supersedes all previous or contemporaneous dealings or agreements with respect to the subject matters of this Agreement.


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     11.9 No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed on behalf of the parties hereto by their duly authorized representatives.

     11.10 All notices provided for in this Agreement shall be deemed sufficiently given when sent by telefacsimilie and confirmed by U.S. mail or overnight courier addressed to the party for whom intended at the following address:

     If to FUSION, to:     ND Fusion, Inc.
                           901 Fuhrmann Boulevard
                           Buffalo, NY 14203
                           Fax: 716-853-8996
                           Attn: President

     If to INVENTOR, to:   Roshan Jachuck

     If to GUARANTOR to:   NanoDynamics, Inc.
                           901 Fuhrmann Boulevard
                           Buffalo, NY 14203
                           Fax: 716-853-8996
                           Attn: CEO

     11.11 The parties mutually agree to execute, acknowledge, and deliver any and all such other agreements, documents, instruments, and to perform any and all such acts and things as may be reasonably necessary and proper to consummate the transactions contemplated by this Agreement.

     11.12 Each party understands the contents of this Agreement and has had an opportunity to thoroughly review its terms with their own attorney. In addition, the parties acknowledge that this Agreement has been executed freely and voluntarily upon the best judgments of the parties. The parties further acknowledge and agree that this Agreement shall not be construed in favor of, or against, either party by reason of the extent to which either party or their counsel participated in the drafting of this Agreement.

     11.13 Each party represents and warrants that as of the date of the execution of this Agreement, they have the exclusive right and authority to execute this Agreement, and that they have not sold, assigned, transferred, conveyed or otherwise disposed of any right referred to in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the Effective Date.


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


ND FUSION, INC.                         ROSHAN JACHUCK


By: /s/ Keith A. Blakely                By: /s/ Roshan Jachuck
    ---------------------------------       ------------------------------------
Name: Keith A. Blakely                  Name: Roshan Jachuck
      -------------------------------         ----------------------------------
Title: President                        Title: DR
       ------------------------------          ---------------------------------
Date: 4/13/06                           Date: 4/13/06
      -------------------------------         ----------------------------------


NANODYNAMICS, INC.


By: /s/ Keith A. Blakely
    ---------------------------------
Name: Keith A. Blakely
      -------------------------------
Title: CEO
       ------------------------------
Date: 4/13/06
      -------------------------------


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


                                  AMENDMENT TO
                           EXCLUSIVE LICENSE AGREEMENT

THIS AMENDMENT, made and entered into as of the 1st day of February, 2007 amends the Exclusive License Agreement executed as of April 1, 2006 (hereinafter AGREEMENT) between ROSHAN JACHUCK (hereinafter known as ROSHAN) and ND FUSION, INC. (hereinafter known as FUSION),

NOW THEREFORE, the parties hereto do hereby agree as follows:

     1. Capitalized terms used in this Amendment that are not defined herein shall have the meaning ascribed to them in the original license agreement.

     2. The royalties provided for in Section 3.1 are reduced as follows:

          (a) In Section 3.1 (ii), the royalty on Fees is reduced to 12.5 % from 15%;

          (b) In Section 3.1 (iii), the royalty on sales of Affected Materials is reduced to 3% from 5%; and

          (c) In Section 3.1 (iv), the royalty on sales of Affected Products is reduced to 4.5% from 7.5%.

     3. All other terms and conditions of the original license agreement remain unchanged and in effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ROSHAN JACHUCK                          ND FUSION, INC.


/s/ Roshan Jachuck                      By: /s/ Keith A. Blakely
-------------------------------------       ------------------------------------
                                            Keith A. Blakely, Pres

Date: March 23, 2007                    Date: March 21, 2007
      -------------------------------         ----------------------------------


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